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PROSPECTUS DATED MARCH 6, 2000                       PRICING SUPPLEMENT NO. 7 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-30928
DATED MARCH 15, 2000                                                MAY 24, 2000
                                                                  RULE 424(b)(3)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE PROSPECTUS SUPPLEMENT UNDER DESCRIPTION NOTES, WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

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

Principal Amount:             $ 30,000,000          Optional Conversion:        N / A

Price To Public:                  100.0000%         Optional Repayment Date:    Non-Call / Life

Underwriting Discount:               .25%
Proceeds To Issuer:                99.75%           Business Day Jurisdiction:  New York

Settlement Date               May 30, 2000          Initial Redemption          N / A
(Original Issue Date):                              Percentage:

Specified Currency:           US Dollars            Initial Redemption Date:    N / A

Authorized Denomination:      $1,000                Annual Redemption           N / A
                                                    Percentage Reduction:

Maturity Date:                May 30, 2002          Book Entry Note or          B / E
                                                    Certificated Note:
Interest Rate:                Floating. Prime
                              (as published in
                              H.15 (519) daily
                              update) less 254
                              bp.
First Coupon:                 $ TBD

Interest Payment Dates:       Quarterly, 30th       Total Amount of OID:        N / A
                              day of Feb., May,
                              August, and Nov.,
                              or as modified
Resets:                       Daily.
Interest Determination:       One business day      Day Count:                  Act/360
                              prior to reset day.
                                                    CUSIP:                      25766CCG7
First Interest Date:          August 30, 2000

Paying Agent:                 The Chase
                              Manhattan Bank

Settlement:                   DTC#: 443
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      CAPITALIZED TERMS NOT DEFINED ABOVE HAVE THE MEANINGS GIVEN TO SUCH
                TERMS IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION